Exhibit 10.1

November 3, 2011

Stéphane Bancel

68 Pinckney Street

Boston, MA 02114

  Re:     Consulting Agreement

Dear Stéphane:

On behalf of BG Medicine, Inc. (the “Company”), I am delighted to confirm the terms of your engagement as a consultant to the Company, with the title of Executive Chairman. This letter agreement (this “Agreement”) is effective as of the date written above. In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, we have agreed as follows:

1.        Services. You agree to personally render to the Company the services described on Schedule A attached hereto and incorporated herein by reference, as well as such other duties which may be requested by the Company from time to time and which are reasonably related to the successful completion of the services described in Schedule A (together, the “Services”). It is anticipated that you shall personally provide the Services on an average of one (1) day per week during the Term (as defined below) at the Company’s Waltham, Massachusetts office. You shall communicate with the Company, either in person at the Company’s Waltham, Massachusetts offices or via telephone or e-mail, regarding the status of the Services on a regular basis and as otherwise reasonably requested by the Company from time to time.

2.        Term of Consulting Arrangement. Subject to the terms hereof, your consulting engagement hereunder shall continue until the first (1st) anniversary of the date on which you first began performing the Services (July 25, 2011, herein the “Commencement Date”), provided that on the first and each subsequent anniversary of the Commencement Date, the term of this Agreement shall be automatically extended for an additional period of one year, unless either you or Company provides written notice to the other that such automatic extension shall not occur, which notice is given not less than ten (10) days prior to the relevant anniversary of the Commencement Date. Notwithstanding the foregoing, either you or the Company may terminate this Agreement at any time during the Term by giving not less than thirty (30) days’ prior written notice. The term of your consultancy hereunder shall be referred to herein as the “Term.”

3.        Financial Consideration. In consideration of your performance of the Services, the Company shall provide you with the following during the Term:

(a)        Equity Grant. Subject to the terms of and contingent upon your execution of a stock option agreement (the “Option Agreement”) issued pursuant to the Company’s 2010 Employee, Director and Consultant Stock Plan (the “Stock Plan”), and subject to approval by the Company’s Board of Directors, the Company shall grant you an option to purchase 235,390 shares of the Company’s common stock at an exercise price equal to the Fair Market Value (as defined in the Stock Plan) of the stock at the time of the grant. The option shall vest one-third (33.33%) on the first (1st) anniversary of the Commencement Date and thereafter the remaining two-thirds (66.67%) shall vest in eight (8) equal tranches per quarter following the first (1st) anniversary of the Commencement Date, until July 25, 2014 (the “Vesting Period”), provided that you must be engaged by the Company as a consultant on the date of vesting in order to be eligible for and be entitled to the vesting of any shares granted pursuant to this section, and further provided that, subject to the terms and conditions of the Stock Plan and Option Agreement, in the event of the consummation of a Change of Control (as defined below) you shall be entitled to immediate, accelerated vesting by nine (9) months of the portion of the option that was unvested at the time of the consummation of the Change of Control, with such accelerated vesting to occur immediately before the consummation of the Change of Control. The aforesaid shall be subject to the specific terms and conditions of the applicable plan document, which, in the case of inconsistency, shall govern.

For purposes of this letter agreement, “Change of Control” means:

(i)        Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(ii)        Merger/Sale of Assets. (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval; or

(iii)        “Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A of the Internal Revenue Code and the rules and regulations thereunder.

(b)        Consulting Fee. Beginning effective as of October 1, 2011, the Company shall pay you a consulting fee of one hundred fifty thousand dollars ($150,000) per year, payable in accordance with the Company’s normal payroll schedule.

(c)        Consulting Bonus. You shall be eligible to receive a consulting bonus of up to fifty thousand dollars ($50,000) per year (pro-rated for the years during which the Services hereunder begin and end, provided that for purposes of this paragraph the parties will consider the Services hereunder to have begun on the Commencement Date), based on your and the Company’s achievement of performance goals set by the Company’s Board of Directors. The earned amount of the consulting bonus, if any, shall be paid to you within thirty (30) days following the close of the fiscal year to which it relates, and in no event later than March 15th of the calendar year immediately following the calendar year for which it was earned. You must be engaged by the Company under this Agreement in order to be eligible for, and to be deemed as having earned, any consulting bonus.

(d)        Expense Reimbursement. You will be reimbursed for all reasonable out-of-pocket expenses incurred during the performance of your duties, in accordance with the Company’s reimbursement policies as established or modified from time to time by the Company.

(e)        Acknowledgment of Impact of Consulting Relationship on Director Compensation. You acknowledge and agree that pursuant to the terms of the Company’s non-employee director compensation policy, while you are providing Services to the Company as a paid consultant and during the Term of this Agreement, you shall not be eligible to receive the annual cash payments and option grants, which you otherwise would have been eligible to receive were you not performing Services hereunder.

(f)        Acknowledgment of Impact of Termination on Compensation. In the event this Agreement is terminated by you or by the Company for any reason, no compensation of any kind shall be payable or issuable to you after the effective date of such termination, other than a liability or obligation of either party which accrued prior to such termination. The Company shall have no obligation to make any payment pursuant to this Agreement unless you are in compliance with all its covenants and agreements.

4.        Certifications by You. By signing this Agreement, you are certifying to the Company that: (a) your engagement as a consultant with the Company does not, and shall not, require you to breach any agreement entered into by you prior to such engagement (i.e., you have not entered into any agreements with previous employers or entities that are in conflict with your obligations to the Company hereunder); (b) to the extent you are subject to restrictive agreements with any prior employer or entity that may affect your engagement as a consultant with the Company, you have provided the Company with a copy of that agreement; (c) your engagement as a consultant with the Company does not violate any order, judgment or injunction applicable to you, and you have provided the Company with a copy of any such order, judgment, injunction or agreement which may be applicable to you; and (d) all facts you have presented or shall present to the Company are accurate and true, including, but not limited to, all oral and written statements you have made to the Company pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview or discussion with the Company. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information, and the Company expects that you shall abide by restrictive covenants to prior employers.

5.        Non-Competition, Confidentiality and Intellectual Property and Other Obligations by You. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Moreover, as part of your engagement a consultant for the Company, you shall be exposed to and provided with valuable confidential and trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your engagement as a consultant, to enter into the enclosed Non-Competition, Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”), and by signing below, you are certifying to the Company that since the Commencement Date you have not engaged in any conduct that would constitute a violation of the Confidentiality Agreement. Prior to accepting employment with any subsequent employer, you shall inform any such employer of any restrictions set forth herein which apply in any way to your activities for or employment by such employer.

6.        Independent Contractor Status; No Employment Created. You acknowledge that the relationship of you to the Company is at all times that of an independent contractor. This Agreement does not constitute, and shall not be construed as constituting, an employment relationship between the Company and any persons or as an undertaking by the Company to hire you or any person as an employee of the Company. The Company shall not provide you with an office or any other space from which to conduct the Services, and you shall have the sole control and discretion as to where to perform the Services. You shall perform the Services free of the direction and control of the Company, but consistent with the objectives it sets, and shall bear the benefit/risk of any profit or loss from rendering the Services. You shall not be considered an employee of the Company for any purpose, including without limitation, any Company employment policy or any employment benefit plan, and shall not be entitled to any benefits under any such policy or benefit plan (including without limitation workers’ compensation insurance). You understand and recognize that while performing the Services, you shall not be acting as an agent of the Company, and shall not have authority to and shall not bind, represent or speak for the Company for any purpose. The Company shall record payments to you on an Internal Revenue Service Form 1099, and shall not withhold any federal, state or local employment taxes on your behalf. You shall be solely responsible for the payment of all federal, state and local taxes and contributions imposed or required on income, and for all unemployment insurance, social security contributions and any other payment.

7.        Miscellaneous.

(a)        Notices. Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if sent by facsimile transmission, recognized courier service, or certified mail, postage and fees prepaid, addressed to the party to be notified as follows: (i) if to the Company to: Attention: Board of Directors, c/o SVP, Executive Operations & Human Resources, BG Medicine, Inc. 610N Lincoln Street, Waltham, MA 02451; and (ii) if to you to: your address set forth above, or in each case to such other address as either party may from time to time designate in writing to the other. Such notice or communication shall be deemed to have been given as of the date sent by facsimile or delivered to a recognized courier service, or three days following the date deposited with the United States Postal Service.

(b)        Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of Massachusetts, without giving effect to conflict of law principles thereof, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND YOU WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(c)        Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(d)        Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned without the prior written consent of the Company.

(e)        Modification; Amendment; Waiver. This Agreement shall not be modified, amended or extended except by an instrument in writing signed by or on behalf of the parties hereto. Waiver by either party of a breach of any provision of this Agreement or failure to enforce any such provision shall not operate or be construed as a waiver of any subsequent breach of any such provision or of such party’s right to enforce any such provision. No act or omission of a party shall constitute a waiver of any of its rights hereunder except for a written waiver signed by or on behalf of such party.

(f)        Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)        Interpretation. The parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party, and (ii) the terms and provisions of this Agreement, shall be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.

[Signature Page to Follow]

Please acknowledge acceptance of this Agreement by signing and dating where indicated below. Keep one copy for your files and return one executed copy to the Company pursuant to the procedures described in Section 7(a).

Very truly yours, BG Medicine, Inc.

By:	/s/ Noubar Afeyan, PhD
Noubar Afeyan, PhD Director

Accepted and Agreed:

/s/ Stéphane Bancel
Signed Name

Stéphane Bancel
Printed Name

November 3, 2011
Date

Schedule A

Description of Services

•	Title of Executive Chairman.
•	Oversight of Company’s executive management team, reporting to the Company’s Board of Directors.
•	Involvement with and input into Company’s key strategic decisions.
•	Other duties and responsibilities which may be requested by the Company’s Board of Directors from time to time and which are related to the successful completion of the services described above.

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